Exhibit 10.3

Commerzbank AG, Breite Str. 25, 40213 Düsseldorf	Mittelstand

Christian Herget
UTi Deutschland GmbH	Postanschrift:
Jacqueline Olivier	Breite Str. 25, 40213 Düsseldorf
Rather Str. 78-80	Telefon	0211/827-2528
40476 Düsseldorf	Fax	069 136-51902
Christian.herget@commerzbank.com

September 3, 2013

Amendment Request

Letter of UTi Worldwide Inc. dated August 22, 2013, ref: Thomas R. Irving

Dear Ms. Olivier,

Your parent company, UTi Worldwide Inc., Long Beach/USA, has informed us that you will prospectively still not be in a position to comply with the Consolidated Total Debt/Consolidated EBITDA of not greater than 3.25x and the Minimum Debt Service Ratio of at least 2.5x for the twelve months period ended July 31, 2013, as prescribed by clause 5.1 of the Facility Agreement dated January 25/28, 2013.

Effective as of July 31, 2013, we hereby agree that (i) the adjustment for the prepayment of the 8.06% Senior Unsecured Guaranteed Notes due August 9, 2014 issued by UTi Worldwide Inc. on July 9, 2009 shall remain in place through the fiscal year 2014 as previously agreed by amendment dated June 5, 2013 to the Facility Agreement, (ii) the adjustment for the payment of up to U.S. $5,000,000 in interest and up to U.S. $1,500,000 in scheduled principal under a capital lease related to the warehouse facility in South Africa constructed for UTi Worldwide Inc. to support UTi Worldwide Inc.’s pharmaceutical business in the region as previously agreed by amendment dated June 5, 2013 to the Facility Agreement shall be extended beyond the first and second quarters of the fiscal year 2014 until the transfer of that certain warehouse facility to UTi occurs, (iii) the amount of the capital lease for that certain warehouse facility (approximately USD 58 million at July 31, 2013 exchange rates) shall be deducted from borrowings when computing the Consolidated Total Debt Coverage Ratio and such adjustment shall be in place until the transfer of that certain warehouse facility to UTi and (iv) an adjustment for the calculation of EBITDA shall be permitted for the next four quarters (Q2 fiscal year 2014 through Q1 fiscal year 2015) that permits the inclusion of additional severance costs, especially in those countries where significant serverance payments are the norm, incurred by further actions taken by UTi to reduce costs by USD 50 to 60 million.

This amendment is subject to the conditions precedent that (i) an amendment in substantially the form provided herein will also be declared by the holders of the U.S.$ 150,000,000 4.10% Senior Unsecured

Vorsitzender des Aufsichtsrats: Klaus-Peter Müller

Vorstand: Martin Blessing (Vorsitzender), Frank Annuscheit, Markus Beumer, Stephan Engels. Jochen Klösges, Michael Reuther, Stefan Schmittmann, Ulrich Sieber, Martin Zielke

Commerzbank Aktiengesellschaft, Frankfurt am Main Handelsregister: Amtsgericht Frankfurt am Main, HRB 32000 USt-ldNr.: DE 114 103 514

Seite 2 | 3. September 2013	Mittelstand

Guaranteed Notes, Series A, due February 1, 2022 and the U.S.$ 50,000,000 3.50% Senior Unsecured Guaranteed Notes, Series B, due February 1, 2020 under the Note Purchase Agreement dated January 25, 2013 as the same is amended by First Amendment Agreement and on or about the date hereof by Second Amendment Agreement, a draft of which has been received by us, and (ii) said Second Amendment Agreement has become effective.

Yours sincerely

Commerzbank AG

/s/ Ingo Massenberg	/s/ Christian Herget
Ingo Massenberg	Christian Herget